Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 10, 2014 relating to the consolidated financial statements of Virtu Financial LLC and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Accounting Standards Update 2011-05, Comprehensive Income and the July 8, 2011 acquisition of Madison Tyler Holdings, LLC) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, NY

March 10, 2014